Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR THIRD QUARTER OF FISCAL 2014

New York, New York, December 3, 2014 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the third quarter of fiscal 2014, and provided guidance for the fourth quarter of fiscal 2014.

Third Quarter Performance
For the third quarter of fiscal 2014, net sales decreased 12% to $452.9 million, from $514.6 million in the year ago period. Comparable sales, including the e-commerce channel, for the third quarter decreased 11% compared to the corresponding 13-week period ended November 2, 2013.

The Company reported a net loss for the third quarter of fiscal 2014 of $52.3 million, or $0.66 per diluted share, which included:

•	an after-tax charge of $10.9 million, or $0.13 per diluted share, resulting from store asset impairment charges;

•	an after-tax charge of $3.2 million, or $0.04 per diluted share, resulting from lease buyout costs;

•	an after-tax charge of $1.2 million, or $0.01 per diluted share, related to consulting fees;

•	after-tax restructuring charges of $1.5 million, or $0.02 per diluted share, related to the severance costs associated with the exit of the mall-based P.S. from Aéropostale stores;

•	an after-tax charge of $2.0 million, or $0.03 per diluted share, related to severance costs for the Company’s former Chief Executive Officer; and

•	an after-tax benefit of $1.8 million, or $0.02 per diluted share, related to the reversal of stock-based compensation expense.

Excluding the aforementioned charges, the Company reported an adjusted net loss of $35.2 million, or $0.45 per diluted share in the third quarter of fiscal 2014 (see Exhibit D).

Julian R. Geiger, Chief Executive Officer, commented, “During my first 100 days back at Aéropostale, I have developed and begun executing my vision of, and game plan for, positioning and returning the Company to profitability. In that time, we have also continued to support and accelerate a variety of well conceived and executed merchandising, marketing, operational and financial initiatives that started before my arrival. We have made small but measureable steps in the right direction, which led to third quarter results that were in line with our guidance. We ended the quarter with inventories well-controlled, positioning us appropriately as we progress through the fourth quarter.”

The Company ended the quarter with cash and cash equivalents of $109.2 million and long-term debt of $136.0 million.

The Company opened three Aéropostale stores and closed 16 Aéropostale and seven P.S. from Aéropostale stores during the quarter. For the third quarter, the Company invested $5.9 million in planned capital expenditures

Fourth Quarter Guidance
For the fourth quarter of fiscal 2014, the Company expects operating losses in the range of $28.0 to $34.0 million, which translates to a net loss in the range of $0.37 to $0.44 per diluted share. The effective tax rate for the fourth quarter is projected to be approximately 4.0%. This earnings guidance does not include the impact of any store impairments, accelerated store closure costs, or real estate consulting fees.

Mr. Geiger continued, “The history of Aéropostale is one steeped in determination and overcoming adversity. We believe that we understand what has been wrong with the business, that we know how to fix it and that we have the resources to do so. Through changes in organizational structure, discipline, brand positioning, and assortments, assortment planning and allocation, I believe that our organization is capable of winning once again. Together, we will solve our current problems and jointly author our future success. Our goal is clear - to return to profitability.”

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net loss and adjusted loss per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company’s results (see Exhibit D).

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M. ET to review its third quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com or by dialing 877-407-9039 approximately 10 minutes prior to the scheduled time with the passcode “Aeropostale.” A replay will be available approximately one hour after the recording through Wednesday, December 10, 2014 and can be accessed by dialing 877-870-5176, using the required passcode 13596170. An archive will also be available at the Aeropostale website for 12 months.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-olds through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basic merchandise at compelling values in an exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 842 Aéropostale® stores in 50 states and Puerto Rico, 69 Aéropostale stores in Canada and 141 P.S. from Aéropostale® stores in 31 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 233 Aéropostale® and P.S. from Aéropostale® locations in the Middle East, Asia, Europe, and Latin America. Since November 2012, Aéropostale, Inc. has operated GoJane.com, Inc., an online women’s fashion footwear and apparel retailer.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY’S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE COMPANY’S STRATEGIC INITIATIVES AND COST REDUCTION PROGRAM, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1, 2014	February 1, 2014	November 2, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$109,198	$106,517	$68,018
Merchandise inventory	211,136	172,311	262,587
Other current assets	57,156	97,793	102,573
Total current assets	377,490	376,621	433,178

Fixtures, equipment and improvements, net	151,196	235,401	274,402
Goodwill and intangible assets	28,016	28,580	28,768
Other assets	21,622	7,039	5,965

TOTAL ASSETS	$578,324	$647,641	$742,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$143,354	$138,245	$179,821
Accrued expenses	99,319	102,116	86,644
Total current liabilities	242,673	240,361	266,465

Long-term debt	136,042	—	—

Other non-current liabilities	95,766	126,588	128,981

Stockholders’ equity	103,843	280,692	346,867

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$578,324	$647,641	$742,313

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	November 1, 2014		November 2, 2013
		% of sales		% of sales
Net sales	$452,889	100.0%	$514,588	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	384,011	84.8%	426,699	82.9%
Gross profit	68,878	15.2%	87,889	17.1%
Selling, general and administrative expenses [2]	121,250	26.8%	128,923	25.1%
Restructuring charges [3]	1,713	0.3%	—	—%
Loss from operations	(54,085)	(11.9)%	(41,034)	(8.0)%
Interest expense	3,035	0.7%	314	0.0%
Loss before income taxes	(57,120)	(12.6)%	(41,348)	(8.0)%
Income tax benefit [4]	(4,797)	(1.0)%	(15,725)	(3.0)%
Net loss	$(52,323)	(11.6)%	$(25,623)	(5.0)%
Basic loss per share	$(0.66)		$(0.33)
Diluted loss per share	$(0.66)		$(0.33)
Weighted average basic shares	79,015		78,488
Weighted average diluted shares	79,015		78,488

STORE DATA:

Comparable sales change (including e-commerce channel)	(11)%		(15)%
Stores open at end of period	1,052		1,124
Total square footage at end of period	3,912,039		4,158,414
Average square footage during period	3,988,975		4,161,390

1 Cost of sales for the third quarter of 2014 was unfavorably impacted by asset impairment charges of $12.5 million ($10.9 million after tax, or $0.13 per diluted share) and lease buyout costs of $3.7 million ($3.2 million after tax, or $0.04 per diluted share). Cost of sales for the third quarter of 2013 was unfavorably impacted by store asset impairment charges of $5.1 million ($2.8 million after tax, or $0.04 per diluted share)

2 Selling, general and administrative expenses for the third quarter of 2014 was unfavorably impacted by consulting fees of $1.4 million ($1.2 million after tax, or $0.01 per diluted share) and severance costs for our former Chief Executive Officer of $2.3 million ($2.0 million after tax, or $0.03). It was favorably impacted by the reversal of stock-based compensation related to the departure of our former Chief Executive Officer of $2.0 million ($1.8 million after tax, or $0.02 per diluted share).

3 Restructuring charges for the third quarter of 2014 increased by $1.7 million ($1.5 million after tax, or $0.02 per diluted share).

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	39 weeks ended
	November 1, 2014		November 2, 2013
		% of sales		% of sales
Net sales	$1,244,902	100.0%	$1,420,895	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	1,042,977	83.8%	1,150,400	81.0%
Gross profit	201,925	16.2%	270,495	19.0%
Selling, general and administrative expenses [2]	361,877	29.1%	375,827	26.5%
Restructuring charges [3]	39,221	3.1%	—	—%
Loss from operations	(199,173)	(16.0)%	(105,332)	(7.4)%
Interest expense	5,808	0.5%	705	0.0%
Loss before income taxes	(204,981)	(16.5)%	(106,037)	(7.4)%
Income tax benefit [4]	(12,057)	(1.0)%	(34,512)	(2.4)%
Net loss	$(192,924)	(15.5)%	$(71,525)	(5.0)%
Basic loss per share	$(2.45)		$(0.91)
Diluted loss per share	$(2.45)		$(0.91)
Weighted average basic shares	78,775		78,442
Weighted average diluted shares	78,775		78,442

STORE DATA:

Comparable sales change (including e-commerce channel)	(12)%		(15)%
Average square footage during period	4,028,731		4,111,534

1 Cost of sales for the first thirty-nine weeks of 2014 was unfavorably impacted by asset impairment charges of $34.1 million ($31.9 million after tax, or $0.41 per diluted share) and lease buyout costs of $4.0 million ($3.5 million after tax, or $0.04 per diluted share). Cost of sales for the first thirty-nine weeks of 2013 was unfavorably impacted by store asset impairment charges of $13.6 million ($8.3 million after tax, or $0.10 per diluted share).

2 Selling, general and administrative expenses for the first thirty-nine weeks of 2014 was unfavorably impacted by consulting fees of $4.4 million ($4.1 million after tax, or $0.05 per diluted share) and severance costs for our former Chief Executive Officer of $2.3 million ($2.0 million after tax, or $0.03). It was favorably impacted by the reversal of stock-based compensation related to the departure of our former Chief Executive Officer of $2.0 million ($1.8 million after tax, or $0.02 per diluted share).

3 Restructuring charges for the first thirty-nine weeks of 2014 included store asset impairment charges of $30.5 million ($29.1 million after tax, or $0.37 per diluted share) and other restructuring charges of $8.7 million ($8.2 million after tax, or $0.10 per diluted share).

4 Income tax benefit for the first thirty-nine weeks of fiscal 2014 was unfavorably impacted by the establishment of reserves against net deferred tax assets of $3.4 million after tax, or $0.04 per diluted share.

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET LOSS AND DILUTED LOSS PER SHARE
(In thousands, except per share)
(Unaudited)

The following table presents a reconciliation of net loss and diluted loss per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	13 weeks ended
	November 1, 2014		November 2, 2013
	Net Loss	Diluted EPS	Net Loss	Diluted EPS

As reported	$(52,323)	$(0.66)	$(25,623)	$(0.33)
Asset impairment charges [1]	10,929	0.13	2,769	0.04
Lease buyout costs [2]	3,206	0.04	—	—
Other restructuring charges	1,500	0.02	—	—
Consulting fees [3]	1,195	0.01	—	—
Severance for former CEO	2,027	0.03	—	—
Reversal of stock-based compensation related to departure of CEO	(1,781)	(0.02)	—	—
As adjusted	$(35,247)	$(0.45)	$(22,854)	$(0.29)

	39 weeks ended
	November 1, 2014		November 2, 2013
	Net Loss	Diluted EPS	Net Loss	Diluted EPS

As reported	$(192,924)	$(2.45)	$(71,525)	$(0.91)
Asset impairment charges [4]	60,977	0.78	8,283	0.1
Other restructuring charges	8,231	0.1	—	—
Consulting fees [3]	4,124	0.05	—	—
Lease buyout costs [2]	3,529	0.04	—	—
Establishment of reserves against net deferred tax assets	3,440	0.04	—	—
Severance for former CEO	2,027	0.03	—	—
Reversal of stock-based compensation related to departure of CEO	(1,781)	(0.02)	—	—
As adjusted	$(112,377)	$(1.43)	$(63,242)	$(0.81)

1 Recorded in cost of sales in the statement of operations for the third quarter of 2014 and third quarter of 2013.

2 Recorded in cost of sales in the statement of operations for the third quarter of 2014 and the first thirty-nine weeks of 2014.

3 Recorded in selling, general and administrative expenses in the statement of operations for the third quarter of 2014 and the first thirty-nine weeks of 2014.

4 Includes $29.1 million, after tax recorded in restructuring charges and $31.9 million, after tax recorded in cost of sales in the statement of operations for the first thirty-nine weeks of 2014. Includes $8.3 million, after tax recorded in cost of sales for the first thirty-nine weeks of 2013.